                                           Filed Pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-24201
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   PROSPECTUS SUPPLEMENT NUMBER SIX (TO THE PROSPECTUS DATED MAY 21, 1997 AS
     SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NUMBER ONE DATED JULY 25, 1997,


    NUMBER TWO DATED AUGUST 29, 1997, NUMBER THREE DATED SEPTEMBER 11, 1997,


                      NUMBER FOUR DATED SEPTEMBER 24, 1997


                    AND NUMBER FIVE DATED OCTOBER 14, 1997)


                                  $113,550,000

                               BAAN COMPANY N.V.
                  4.5% CONVERTIBLE SUBORDINATED NOTES DUE 2001

     This Prospectus Supplement of Baan Company N.V. ("Baan" or the "Company") supplements information contained in the Company's Prospectus dated May 21, 1997 (as supplemented, the "Prospectus") relating to the potential sales from time to time of up to $113,550,000 aggregate principal amount of 4.5% Convertible Subordinated Notes due 2001 (the "Registrable Notes") which were originally sold by the Company in December 1996 and January 1997 (the "Original Offering") in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by Deutsche Morgan Grenfell Inc., as the initial purchaser (the "Initial Purchaser") of the Registrable Notes, to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D of the Securities Act) and the shares of the Company's common stock, par value NLG .01 per share ("Common Stock") issuable upon conversion of the Registrable Notes. An additional $86,450,000 aggregate principal amount of 4.5% Convertible Subordinated Notes due 2001 (the "Bearer Notes") were issued by the Company in the Original Offering and sold by the Initial Purchaser in compliance with the provisions of Regulation S under the Securities Act (the Registrable Notes and Bearer Notes are collectively referred to as the "Notes"). The Registrable Notes and the Common Stock issuable upon conversion thereof may be offered and sold by the holders named in this Prospectus Supplement or by holders named from time to time in one or more additional supplements to the Prospectus or by their transferees, pledgees, donees or their successors (collectively, the "Selling Holders").


     The Registrable Notes are convertible into shares of Common Stock at any time prior to the close of business on December 15, 2001, the maturity date of the Notes, unless previously redeemed or repurchased, at a conversion price of $44.00 per share (equivalent to a conversion rate of 22.73 shares per $1,000 principal amount of Registrable Notes), subject to adjustment in certain events. On November 4, 1997, the closing price of the Common Stock, which is listed on the Nasdaq National Market under the symbol "BAANF," was $72 per share.


     The Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Selling Holders" and "Plan of Distribution." If required, the names of any such agents or underwriters involved in the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes in respect of which this Prospectus is being delivered and the applicable agent's commission, dealer's purchase price or underwriter's discount, if any, will be set forth in an accompanying supplement to the Prospectus.

     The Selling Holders will receive all of the net proceeds from the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes. The Company is responsible for payment of all other expenses incident to the offer and sale of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes.

     The Selling Holders and any broker-dealers, agents or underwriters which participate in the distribution of the Registrable Notes and the Common Stock issuable upon conversion of the Registrable Notes may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the Registrable Notes and Common Stock issuable upon conversion of the Registrable Notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

     The Registration Statement of which this Prospectus Supplement is a part has been filed with the Securities and Exchange Commission pursuant to a registration rights agreement dated as of December 15, 1996 (the "Registration Rights Agreement") between the Company and the Initial Purchaser, entered into in connection with the Original Offering.

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY INVESTORS IN EVALUATING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY, SEE "RISK FACTORS" ON PAGE 8.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THE DATE OF THIS PROSPECTUS SUPPLEMENT NUMBER SIX IS NOVEMBER 5, 1997

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

                                SELLING HOLDERS

     The Registrable Notes were originally issued by the Company and sold by Deutsche Morgan Grenfell Inc. (the "Initial Purchaser"), in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by such Underwriters to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act), to a limited number of institutional investors that are accredited investors within the meaning of Rule 501(a) of the Securities Act. The Selling Holders may from time to time offer and sell pursuant to the Prospectus any or all of the Registrable Notes and Common Shares issued upon conversion of the Registrable Notes. The term Selling Holder includes the holders listed herein and in any additional Prospectus Supplement and the beneficial owners of the Registrable Notes and their transferees, pledgees, donees or other successors. Any such additional Prospectus Supplement will contain certain information with respect to the Selling Holders and the respective aggregate principal amount of Registrable Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus. Such information will be obtained from the Selling Holders.

     The following table supplements the information set forth in the Prospectus under the caption "Selling Holders" and sets forth, as of a recent practicable date, certain information with respect to the Selling Holders and the respective principal amounts of Registrable Notes and the Common Shares issuable upon conversion of the Registrable Notes beneficially owned by each Selling Holder that may be offered pursuant to the Prospectus. Such information has been obtained from the Selling Holders.


                                                                               COMMON SHARES
                                                PRINCIPAL        PRINCIPAL      OWNED PRIOR   COMMON SHARES
                                             AMOUNT OF NOTES  AMOUNT OF NOTES       TO           OFFERED
           NAME OF SELLING HOLDER                 OWNED       OFFERED HEREBY    OFFERING(1)     HEREBY(2)
-------------------------------------------- ---------------  ---------------  -------------  -------------
UBS Securities LLC(3).......................     3,000,000        3,000,000         68,525         68,181


---------------

(1) Includes Common Shares as to which the Selling Holder has sole or shared voting or investment power and Common Shares issuable pursuant to options and/or warrants exercisable within the next 60 days. Also includes the Common Shares into which the Notes held by such Selling Holder are convertible at the initial conversion rate. The conversion rate and the number of Common Shares issuable upon conversion of the Notes are subject to adjustment under certain circumstances. Accordingly, the number of Common Shares issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Shares of the full amount of Notes held by the Selling Holder at the initial conversion rate and the offering of such shares by such Selling Holder pursuant to the Registration Statement of which the Prospectus forms a part. The conversion rate and the number of Common Shares issuable upon conversion of the Notes is subject to adjustment under certain circumstances. Accordingly, the number of Common Shares issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.


(3) UBS Securities LLC has been listed as a Selling Holder of $4,000,000 principal amount of Registrable Notes and Common Stock issuable upon conversion of the Registrable Notes in Supplement Number Five, dated October 14, 1997. UBS Securities LLC is hereby listed as the Selling Holder of an additional $3,000,000 principal amount of Registrable Notes and Common Stock issuable upon conversion of the Registrable Notes.



     None of the named Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or its affiliates. Because the Selling Holders may, pursuant to the Prospectus, offer all or some portion of the Notes or the Common Shares issuable upon conversion of the Notes, no estimate can be given as to the principal amount of the Notes or the number of Common Shares issuable upon conversion of the Notes that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes, since the date on which they provided the information regarding their holdings of Notes, in transactions exempt from the registration requirements of the Securities Act. Selling Holders that wish to transfer pursuant to the Registration Statement of which the Prospectus forms a part the Notes or Common Shares issuable upon conversion of the Notes must complete and sign a Notice of Transfer Pursuant to Registration Statement in substantially the form of Appendix A attached hereto.


     Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to the Prospectus if and when necessary. In addition, the per share conversion price, and, therefore, the number of Common Shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the number of Common Shares issuable upon conversion thereof offered hereby may increase or decrease.

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  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AGENTS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.
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                               TABLE OF CONTENTS
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
                                             PAGE
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
              PROSPECTUS SUPPLEMENT
                   NUMBER SIX
Selling Holders............................  S-2

              PROSPECTUS SUPPLEMENT
                   NUMBER FIVE
Selling Holders............................  S-2

              PROSPECTUS SUPPLEMENT
                   NUMBER FOUR
Selling Holders............................  S-2

              PROSPECTUS SUPPLEMENT
                  NUMBER THREE
Selling Holders............................  S-2

              PROSPECTUS SUPPLEMENT
                   NUMBER TWO
Selling Holders............................  S-2

              PROSPECTUS SUPPLEMENT
Selling Holders............................  S-2

                   PROSPECTUS
Enforceability of Civil Liabilities........    1
Available Information......................    1
Incorporation of Certain Documents by
  Reference................................    3
Summary....................................    4
The Company................................    6
Risk Factors...............................    8
Exchange Controls and Other Limitations
  Affecting Security Holders...............   16
Limitation of Liability and
  Indemnification..........................   17
Ratio of Earnings and Fixed Charges........   17
Use of Proceeds............................   17
Description of Registrable Notes...........   18
Share Certificates and Transfer............   33
Taxation...................................   34
Selling Holders............................   39
Plan of Distribution.......................   39
Legal Matters..............................   40
Experts....................................   40


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                                  $113,550,000

                               BAAN COMPANY N.V.

                         4.5% CONVERTIBLE SUBORDINATED
                                 NOTES DUE 2001
                            ------------------------

                             PROSPECTUS SUPPLEMENT


                                   NUMBER SIX


                            ------------------------

                                NOVEMBER 5, 1997


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